International Wireless Signs Letter Of Intent with Mitsubishi Electric Corporation

Wednesday March 12, 6:01 am ET

WOBURN, Mass.--(BUSINESS WIRE)--March 12, 2003--International Wireless, Inc. (OTCBB: IWIN-news) announced today that it has entered into a Letter of Intent
(LOI) with Mitsubishi Electric Corporation (MELCO). The LOI is effective as of January 24, 2003 acting through MELCO's Mobile Terminal Center in Amagasaki, Japan.

The purpose of the LOI is to develop for Mitsubishi multiple applications utilizing International Wireless's patented technology to be deployed in
wireless  handsets.   Mitsubishi  is  a  major  supplier  of  cellular  handsets worldwide.

"Having the opportunity to work with the Mitsubishi organization allows International Wireless to deploy its software into the Japanese marketplace" stated Christien Ducker, interim President of International Wireless.

Ms. Ducker also added, "International Wireless through its MobileVision Suite of products has gained a strong acceptance throughout Asia and Japan. The development of CodePoint, WebPoint and CheckPoint has been very well received, and we expect to announce major design wins in the near future. We are eager to continue our success in this market as we move forward".

About International Wireless, Inc.

International Wireless, Inc. (OTCBB:IWIN - News) is a technology company focused on delivering a portfolio of wireless products and services that will enable data capture, payment collection, debit and credit card verification as the basis for m-commerce. International Wireless' patented CodePoint software solution allows mobile phones, PDAs, and emerging wireless devices to read visual symbols such as barcodes and complex matrix codes via integrated digital cameras. International Wireless can be found on the World Wide Web at www.international-wireless.net.

"Safe-Harbor" Statement Under the Private Securities Litigation Reform Act of 1995 This press release contains forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements regarding any potential sales of products as well as statements that include the words "believes," "expects," "anticipates," or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of International Wireless, Inc. ("International Wireless"), to differ materially from those implied or expressed by such forward-looking statements. Such factors include, among others, the risk factors included in International Wireless's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 and any subsequent reports filed with the Securities and Exchange Commission under the Exchange Act. This press release speaks as of the date first set forth above and International Wireless assumes no responsibility to update the information included herein for events occurring after the date hereof.

Contact:
     International Wireless, Inc.
     James P. Quinn, 781/939-7252
     jquinn@international-wireless.net

Source: International Wireless, Inc.